Ex- 3(ii)

Amendment to the By-Laws
of

Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc.

Pursuant to Article 7.1 of the Second Amended and Restated By-laws (the “By-laws”) of Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc. (formerly, Aberdeen Emerging Markets Telecommunications and Infrastructure Fund, Inc.) (the “Company”), Article 2.6 of the By-laws is hereby amended and restated in its entirety as follows:

Article 2.6.   Quorum.  The  holders  of a majority of  the  stock  issued  and  outstanding   and entitled    to  vote,  present   in  person  or  represented   by  proxy,  shall  be  requisite  and  shall constitute  a quorum  at all meetings  of the Stockholders for the  transaction  of business  except as otherwise  provided by statute,  by the Articles  of Incorporation or by these  Bylaws.    If a quorum   shall  not  be  present    or  represented, (a)  the  chairman of  the  meeting   or  (b)  the Stockholders entitled  to vote thereat,  present  in person or represented  by proxy,  shall have the power  to adjourn  the meeting  from  time  to time,  without  notice other  than  announcement at the meeting,  to a date  not more  than 120  days  after  the original  record  date,  until  a quorum shall  be  present  or  represented.     At  such  adjourned  meeting,  at  which  a  quorum   shall  be present  or represented,  any business which  might  have  been transacted at the original meeting may  be  transacted.

January 15, 2017